UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2023

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

License Agreement with Pharmosa Biopharm

On June 28, 2023, Liquidia Technologies, Inc., a Delaware corporation (the “Liquidia Technologies”) and a wholly owned subsidiary of Liquidia Corporation (the “Company”), entered into a License Agreement with Pharmosa Biopharm Inc., a corporation incorporated under the laws of Taiwan (“Pharmosa”).

The License Agreement provides for, among other things, an exclusive licensing agreement between Pharmosa and the Company for the development and commercialization in North America of L606, an inhaled, sustained-release formulation of treprostinil currently being evaluated in a clinical trial for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) and a non-exclusive license for the manufacture, development and use (but not commercialization) of such licensed product in most countries outside North America.

Under the terms of the License Agreement, the Company will be responsible for development, regulatory and commercial activities of L606 in North America. Pharmosa will manufacture clinical and commercial supplies of the liposomal formulation through its global supply chain and support Liquidia in establishing a redundant global supply chain. In consideration for these exclusive rights, the Company will pay Pharmosa an upfront payment of $10 million, potential development milestone payments tied to PAH and PH-ILD indications of up to $30 million, potential sales milestones of up to $185 million and two tiers of low, double-digit royalties on net sales of L606. Pharmosa will also receive a $10 million milestone payment for each additional indication approved after PAH and PH-ILD and each additional product approved under the license. The Company also retains the first right to negotiate for development and commercialization of L606 in Europe and other territories should Pharmosa seek a partner, subject to satisfaction of certain conditions as set forth in the License Agreement.

The License Agreement is effective upon signing and unless earlier terminated, the License Agreement will remain in effect on a country-by-country and Product-by-Product basis until the date on which the Royalty Term (as defined in the License Agreement) in such country with respect to such Product (as defined in the License Agreement) expires. The License Agreement may be terminated by mutual agreement or by either party for a material breach by the other party, subject to notice and cure provisions, or by either party in a Bankruptcy Event (as defined in the License Agreement).

Concurrently with the execution of the License Agreement, Pharmosa and Liquidia Technologies also entered into an Asset Transfer Agreement (the “Asset Transfer Agreement”) pursuant to which Pharmosa will transfer its inventory of physical materials to the Company (as set forth on the terms and conditions therein) in order for the Company and Pharmosa to perform the necessary actions contemplated under the License Agreement.

In each of the License Agreement and the Asset Transfer Agreement, Pharmosa and the Company made customary representations and warranties and agreed to customary covenants, including, without limitation, with respect to indemnification, for transactions of this type.

The foregoing descriptions of the terms of the License Agreement and Asset Transfer Agreement are not complete and are qualified in their entirety by reference to the text of the License Agreement and Asset Transfer Agreement, which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

Second Amendment to Revenue Interest Financing Agreement

As previously disclosed, on January 9, 2023, Liquidia Technologies entered into a Revenue Interest Financing Agreement with HealthCare Royalty Partners IV, L.P. and HealthCare Royalty Management, LLC (collectively, “HCR”), as amended by that certain Amendment to Revenue Interest Financing Agreement, dated April 17, 2023, by and among Liquidia Technologies and HCR (as amended, the “Financing Agreement”).

On June 28, 2023, Liquidia Technologies and HCR entered into a Second Amendment to the Financing Agreement (the “Second Amendment”), pursuant to which, HCR will move $2.5 million from the fourth tranche to the second tranche under the Financing Agreement. As a result, HCR will fund a total of $10 million (as the second tranche under the Financing Agreement), which will be used for the upfront payment owed to Pharmosa in connection with the transactions contemplated by the License Agreement. The Second Amendment does not impact the $35 million third tranche under the Financing Agreement that will be available to the Company upon favorable resolution of the ongoing patent litigation with United Therapeutics Corporation.

The foregoing description of the terms of the Second Amendment is not complete and is qualified in its entirety by reference to the text of the Second Amendment, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 8.01 Other Events.

On June 28, 2023, the Parent issued a press release announcing the execution of the License Agreement with Pharmosa. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release of Liquidia Corporation, dated June 28, 2023.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2023	Liquidia Corporation

	By:	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer